Frontier Energy Corp. Completes Acquisition of Oil and Gas Leases in Black Forest Prospect Area

Frontier Energy Corp. ("Frontier") (Other OTC-FRGY) today announced that Frontier and its partners have completed the long process of acquiring approximately 30,000 acres of Federal, State and privately owned oil and gas leases in the Black Forest Prospect area. We believe that this prospect may have the potential to contain substantial oil reserves and the capability of major production rates. The heart of the prospect is an anticline with four way closure, supported by surface and subsurface geologic studies, extensive log evaluations and detailed sample analysis. The proposed drilling location, which is located on the apex of the anticline, is 500 ft. high to a nearby off structure well which exhibited more than 70 ft. of oil and gas shows and a strong water drive in the target formation.

We are beginning negotiations with industry partners who have shown interest in drilling the initial well on the prospect in return for a 50% working interest. Frontier currently has a 25% working interest in the acreage and the prospect, which we expect to be reduced to a 12.5% working interest when the prospect is drilled.
Frontier's interest in Black Forest is significant, and other prospects are being evaluated to expand the Company's opportunities in the oil and gas industry.

About Frontier Energy Corp.

Frontier is a newly-recapitalized exploratory oil and gas business headquartered in Las Vegas, Nevada. Frontier has one gas lease under contract and intends to enter into drilling, completion and distribution agreements to exploit this lease. Frontier also intends to enter into additional leases, as its funding permits.
Except for the historical information presented, the above statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 or regulations there under. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. These risks include the economic health of the oil and gas industry, competitive pricing pressures, completion of possible acquisitions, success at integrating and operating any acquired operations and the availability of necessary financing. These statements speak only as of above date, and Frontier Energy Corp. disclaims any intent or obligation to update them.

Frontier Energy Corp.
Robert Genesi, President, 702-648-5849
butchgen@msn.com

Source: Business Wire (May 15, 2007 - 7:04 AM EDT)

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